                                                                    EXHIBIT 10.1
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             THE 1995 BENCHMARQ MICROELECTRONICS, INC. BONUS PLAN
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                  (AMENDED AND RESTATED AS OF APRIL 1, 1996)

ARTICLE 1 - OBJECTIVE

     The 1995 BENCHMARQ Microelectronics, Inc. Bonus Plan (the "Bonus Plan") is intended to allow BENCHMARQ Microelectronics, Inc. (the "Company") to attract and retain the services of key employees. The principle objectives of the Bonus Plan are to ensure that key employees are fairly compensated relative to industry standards and that they are rewarded for the achievement of certain specified operating objectives. The Bonus Plan relates to salary rates, annual bonuses, and stock options.

ARTICLE 2 - PLAN YEAR AND EFFECTIVE DATE

     The Bonus Plan shall be maintained on the basis of a calendar year (the "Plan Year"), unless otherwise indicated herein. The Bonus Plan shall first be effective July 1, 1995, and the first Plan Year shall be a short Plan Year commencing on such date and ending December 31, 1995.

ARTICLE 3 - PARTICIPATION

     The following six (6) groups of employees of the Company (the "Participant Groups") shall be eligible for bonuses under the Bonus Plan:

     Group 1.  The Chief Executive Officer ("CEO").
     Group 2. The President and all Vice Presidents (along with the CEO, these individuals shall be referred to herein as "Executive Officers").
     Group 3. The Corporate Controller, the Treasurer, and the Assistant Vice Presidents (hereinafter referred to as "Officers").
     Group 4. The Department Managers of Marketing, Product & Test, Assembly Manufacturing, Product Testing, Purchasing & Materials, and Applications.
     Group 5. Senior Members of the Technical Staff (as designated by the CEO and Chief Technical Officer of the Company ("CTO")). Each Plan Year, the CEO and CTO may appoint up to two employees to become members of Participant Group 5 ("SMTS"). To be appointed to the SMTS, an individual must be a full-time employee of the Company and hold an engineering position in one of the following departments: Design, Product & Test, or Applications Engineering. Department Managers, Officers, and Executive Officers are eligible to become members of the SMTS, but they will not be eligible for a Group 5 bonus, as determined pursuant to Article 6 hereof. In addition, SMTS members will not be eligible for a Group 6 bonus, as determined pursuant to Article 6 hereof.
     Group 6. Key employees, not otherwise described above, who are nominated by an Executive Officer for a particular Plan Year and whose nominations are approved by the Compensation Committee of the Board of Directors of the Company ("Compensation Committee"). Each Executive Officer may nominate up to three (3) employees for Group 6 status to the Compensation Committee each Plan Year; such nominations must be supported by a written description of the nominees' contributions to the success of the Company.

     Whether a particular employee is included within one or more of the six (6) Participant Groups described above shall be determined by the Compensation Committee in its sole discretion. The Compensation Committee may, in its sole discretion, change the coverage of each Participant Group at any time. For purposes of bonuses under Article 6 hereof, if an individual would otherwise be eligible for inclusion in two (2) Participant Groups described above (for example, because he or she held two positions with the Company), such individual shall be included only in the highest ranking Participant Group for which he or she is eligible, with Group 1 being the highest ranking Participant Group.

ARTICLE 4 - SALARY RATES

     As part of the Company's annual review process, the CEO will recommend to the Compensation Committee salary rates for the upcoming year for all personnel in Participant Groups 1 through 5. The Compensation Committee may use whatever resources it deems appropriate, including external sources, to confirm industry standard salary rates. Salary rates approved by the Compensation Committee will be implemented by the Human Resources Department.

ARTICLE 5 - STOCK OPTION GRANTS

     At various times and in compliance with the terms of the BENCHMARQ Microelectronics, Inc. 1995 Flexible Stock Option Plan, the Compensation Committee may grant stock options to personnel in any of the six (6) Participant Groups. These stock options may be either incentive stock options or nonqualified options.

ARTICLE 6 - BONUSES

     Section 6.1 - Bonus Criteria.  As part of the Company's annual planning
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process, the CEO and Chief Financial Officer of the Company ("CFO") will, concurrently with their recommendation of an annual budget/plan, recommend to the Compensation Committee performance objectives for the Company. The Compensation Committee will then establish specific target performance objectives for the Company concurrently with their approval of the annual budget/plan. Performance objectives approved by the Compensation Committee will be communicated by the CFO to all personnel in Participant Groups 1 through 5. Each Group 6 participant's bonus for a Plan Year shall be that percentage of such employee's base annual salary (not to exceed 5%) as is approved by the Compensation Committee for such Plan Year.

     The remainder of this Section 6.1 describes the criteria that will generally be used to determine bonuses for employees in Participant Groups 1 through 5. Actual bonus criteria for a particular Plan Year will be determined in accordance with the procedures described in the preceding paragraph. Bonuses will be based on the Company's degree of achievement of certain performance objectives, referred to as Cash Bonus Payment Parameters ("CBPP"). The degree of CBPP achievement (the "CBPP Factor") will be determined by dividing the Company's actual CBPP performance by its budgeted CBPP objective.

     Participant Groups 1 & 2.  Each member of Participant Groups 1 and 2 will
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be assigned three (3) CBPPs. For each full percentage point that each CBPP Factor assigned to a participant is above a minimum of 85%, up to 105%, such participant will receive 5% of one-third (1/3) of his or her Potential Cash Bonus ("PCB"). Each participant's PCB will be represented as a percentage of such participant's base annual salary, such percentage to be determined annually by the Compensation Committee.

     Participant Groups 3 & 4.  Each member of Participant Groups 3 and 4 will
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be assigned two (2) CBPPs. For each full percentage point that each CBPP Factor assigned to a participant is above a minimum of 85%, up to 105%, such participant will receive 5% of one-third (1/3) of his or her PCB. Payment of the remaining one-third (1/3) of his or her PCB, or any portion thereof, is in the discretion of the participant's supervising Executive Officer. This discretionary bonus component must be justified in writing by the participant's supervising Executive Officer and submitted to the Compensation Committee for authorization. Each participant's PCB will be represented as a percentage of such participant's base annual salary, such percentage to be determined annually by the Compensation Committee.

     Participant Group 5.  Each member of Participant Group 5 will be assigned
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one (1) CBPP. For each full percentage point that his or her CBPP Factor is above a minimum of 85%, up to 105%, such participant will receive 5% of one-third (1/3) of his or her PCB. The remaining two-thirds (2/3) of each Group 5 participant's PCB will be based on such participant's performance, measured against technical and project objectives negotiated with his or her cost center supervisor and supervising Executive Officer. These negotiated objectives will be submitted to the Compensation Committee by the CEO in January of each Plan Year. A written assessment of performance, along with a determination of the percentage of objectives achieved, will be submitted in writing to the Compensation Committee by the participant's supervising Executive Officer during the following January. The Compensation Committee will review the written assessment and determination of the percentage of objectives achieved, and will authorize an achievement factor, which will be multiplied by two-thirds (2/3) of the participant's PCB to determine his or her remaining bonus. Each participant's PCB will be represented as a percentage of such participant's base annual salary, such percentage to be determined annually by the Compensation Committee.

     Section 6.2 - Bonus Payments and Procedures.  Bonus payments will generally
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be made quarterly and/or annually at the discretion of the compensation committee, but in no case later than the first payroll date immediately following the completion of the Company's annual audit by the Company's independent auditors. The Compensation Committee may postpone, eliminate, or adjust any bonus payment at any time prior to payment hereunder if such payment would require material and adverse adjustments to the Company's financial statements or if the Company's independent auditors would otherwise issue a qualified opinion on the Company's financial statements.

     Section 6.3 - Bonus Amounts and Cap.  Amounts necessary to pay bonuses
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shall be accrued quarterly and shall be paid as described above. Notwithstanding anything herein to the contrary, the total amount payable hereunder for any Plan Year shall be capped at seven percent (7%) of the Company's pre-tax income for such Plan Year, determined without regard to accruals for bonus payments hereunder and accruals for profit sharing program bonuses under The BENCHMARQ Microelectronics, Inc. Profit Sharing Program. To the extent this 7% cap limits the bonuses otherwise payable hereunder, each participant's bonus shall accordingly be limited in a pro rata manner such that each participant has the same percentage reduction in his or her bonus.

ARTICLE 7 - ADMINISTRATION

     Unless otherwise indicated herein, the Compensation Committee shall administer and interpret the Bonus Plan in its sole and absolute discretion.
Any determinations made by the Compensation Committee under the Bonus Plan shall be final and binding on participants and all other parties concerned.

     The Compensation Committee is authorized to amend or terminate the Bonus Plan in any manner it deems appropriate (including retroactive amendments) by a written instrument executed by the Compensation Committee or a member of the Compensation Committee who is authorized to execute such instrument on behalf of the Compensation Committee.

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